The information in this preliminary term sheet is not complete and may be changed. We may not sell these notes until the final term sheet is delivered in final form. We are not selling these notes, nor are we soliciting offers to buy these notes, in any State where such offer or sale is not permitted.

Subject to Completion Preliminary Term Sheet Dated September 12, 2025	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-283969 (To Prospectus dated February 26, 2025 and Product Supplement EQUITY SUN-1 dated June 17, 2025)
Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	September , 2025 September , 2025 November , 2026
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Market-Linked One Look Notes Linked to the iShares® Silver Trust
◾        Maturity of approximately 14 months
◾        If the Underlying Fund is flat or increases, a return of [20.50% to 25.50%]
◾        1-to-1 downside exposure to decreases in the Underlying Fund, with up to 100.00% of your principal amount at risk
◾        All payments occur at maturity and are subject to the credit risk of The Toronto-Dominion Bank
◾        No periodic interest payments
◾        In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
◾        Limited secondary market liquidity, with no exchange listing
◾        The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Toronto-Dominion Bank (“TD”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet, “Additional Risk Factors” on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-8 of product supplement EQUITY SUN-1 and page 1 of the prospectus.
The initial estimated value of the notes at the time the terms of the notes are set on the pricing date is expected to be between $9.355 and $9.655 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-12 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this document, product supplement EQUITY SUN-1 or the prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$10.000	$
Underwriting discount(1)	$0.175	$
Proceeds, before expenses, to TD	$9.825	$
(1)
For any purchase of 300,000 units or more in a single transaction by an individual investor or in combined transactions with the investor’s household in this offering, the public offering price and the underwriting discount will be $9.950 per unit and $0.125 per unit, respectively. See “Supplement to the Plan of Distribution (Conflicts of Interest)” below.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
September  , 2025

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
Summary
The Market-Linked One Look Notes Linked to the iShares® Silver Trust due November  , 2026 (the “notes”) are our senior unsecured debt securities, Series H. The notes are not guaranteed or insured by the CDIC, the FDIC or any other governmental agency, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus) under the CDIC Act. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of TD. The notes provide you with a Step Up Payment if the Ending Value of the Market Measure, which is the shares of the iShares® Silver Trust (the “Underlying Fund”), is equal to or greater than the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Underlying Fund, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Step Up Payment) are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing) and several factors, including selling concessions, discounts, commissions or fees expected to be paid in connection with the offering of the notes, the estimated profit that we expect to earn in connection with structuring the notes, estimated costs which we may incur in connection with the notes and the economic terms of certain related hedging arrangements as discussed further below and under “Structuring the Notes” on page TS-12.
On the cover page of this term sheet, we have provided the initial estimated value range for the notes. The initial estimated value of your notes on the pricing date will be less than their public offering price. The range of initial estimated values was determined by reference to our internal pricing models, which take into account a number of variables, typically including expected volatility of the Market Measure, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the notes and our internal funding rate which take into account a number of variables and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the initial estimated value of the notes and to have an adverse effect on the economic terms of the notes. For more information about the initial estimated value and the structuring of the notes, see the related discussion under “Risk Factors” and “Structuring the Notes” herein.
Terms of the Notes
Issuer:	The Toronto-Dominion Bank (“TD”)
Principal Amount:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	The iShares® Silver Trust (Bloomberg symbol: “SLV”)
Starting Value:	The Closing Market Price of the Market Measure on the pricing date
Ending Value:
The Closing Market Price of the Market Measure multiplied by the Price Multiplier on the calculation day. The scheduled calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page PS-29 of product supplement EQUITY SUN-1

Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Fund, as described beginning on page PS-29 of product supplement EQUITY SUN-1.
Step-Up Payment:	[$2.05 to $2.55] per unit, which represents a return of [20.50% to 25.50%] over the principal amount. The actual Step Up Payment will be determined on the pricing date.
Threshold Value:	100% of the Starting Value.
Calculation Day:	Approximately the fifth scheduled Market Measure Business Day immediately preceding the maturity date.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-12.
Calculation Agents:	BofA Securities, Inc. (“BofAS”) and TD, acting jointly.
Redemption Amount Determination
Notwithstanding anything to the contrary in the accompanying product supplement, the Redemption Amount will be determined as set forth in this term sheet. On the maturity date, you will receive a cash payment per unit determined as follows:

Market-Linked One Look Notes	TS-2

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
The terms and risks of the notes are contained in this term sheet and in the following:
◾	Product supplement EQUITY SUN-1 dated June 17, 2025: http://www.sec.gov/Archives/edgar/data/947263/000114036125022771/ef20050646_424b3.htm
◾	Prospectus dated February 26, 2025: http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm

These documents, including this term sheet (together, the “Note Prospectus”), have been filed as part of a registration statement with the SEC and may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322.
You should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY SUN-1. In the event of any conflict the following hierarchy will govern: first, this term sheet; second, product supplement EQUITY SUN-1; and last, the prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to TD.
To the extent the determination of the Redemption Amount and other terms described in this term sheet are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the determination of the Redemption Amount and other terms described in this term sheet shall control.
Investor Considerations
You may wish to consider an investment in the notes if:
◾	You anticipate that the price of the Underlying Fund will not decrease from the Starting Value to the Ending Value.
◾	You accept that the return on the notes will be limited to the return represented by the Step Up Payment.
◾	You are willing to risk a substantial or entire loss of principal if the price of the Underlying Fund decreases from the Starting Value to the Ending Value.
◾	You are willing to forgo interest payments that are paid on conventional interest -bearing debt securities.
◾	You are willing to forgo the benefits of directly owning the Underlying Fund or the commodity held by the Underlying Fund.
◾
You are willing to accept that a limited market or no market exists for sales of the notes prior to maturity, and understand that the market price for the notes in any secondary market may be adversely affected by various factors, including, but not limited to, our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes, as described on page TS-2.

◾	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.
The notes may not be an appropriate investment for you if:
◾	You believe that the price of the Underlying Fund will decrease from the Starting Value to the Ending Value or that it will increase by more than the return represented by the Step Up Payment.
◾	You seek principal repayment or preservation of capital.
◾	You seek interest payments or other current income on your investment.
◾	You want to receive the benefits of directly owning the Underlying Fund or the commodity held by the Underlying Fund.
◾	You seek an investment for which there will be a liquid secondary market.
◾	You are unwilling or are unable to take market risk on the notes or to accept the credit risk of TD as issuer of the notes.
We urge you to consult your investment, legal, tax, accounting, and other advisors concerning an investment in the notes.

Market-Linked One Look Notes	TS-3

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
Hypothetical Payout Profile
The graph below is based on hypothetical numbers and values.
Market-Linked One Look Notes
This graph reflects the returns on the notes, based on the Threshold Value of 100.00% of the Starting Value and a hypothetical Step Up Payment of $2.30 per unit (the midpoint of the Step Up Payment range of [$2.05 to $2.55]). The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Market Measure.
This graph has been prepared for purposes of illustration only. See the below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity
The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100.00, a hypothetical Threshold Value of 100.00, a hypothetical Step Up Payment of $2.30 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value and Step Up Payment and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.
For recent actual prices of the Underlying Fund, see “The Underlying Fund” section below. All payments on the notes are subject to issuer credit risk. If TD, as issuer, becomes unable to meet its obligations as they become due, you could lose some or all of your investment.
Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$0.00	-100.00%
25.00	-75.00%	$2.50	-75.00%
50.00	-50.00%	$5.00	-50.00%
60.00	-40.00%	$6.00	-40.00%
70.00	-30.00%	$7.00	-30.00%
80.00	-20.00%	$8.00	-20.00%
90.00	-10.00%	$9.00	-10.00%
100.00(1)(2)	0.00%	$12.30(3)	23.00%
105.00	5.00%	$12.30	23.00%
110.00	10.00%	$12.30	23.00%
115.00	15.00%	$12.30	23.00%
120.00	20.00%	$12.30	23.00%
123.00	23.00%	$12.30	23.00%
130.00	30.00%	$12.30	23.00%
140.00	40.00%	$12.30	23.00%
150.00	50.00%	$12.30	23.00%
(1)	This is the hypothetical Threshold Value.
(2)	The hypothetical Starting Value of $100.00 used in these examples has been chosen for illustrative purposes only and does not represent a likely actual Starting Value for the Underlying Fund.
(3)	This amount represents the sum of the principal amount and the hypothetical Step Up Payment of $2.30.

Market-Linked One Look Notes	TS-4

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value:	100.00
Threshold Value:	100.00
Ending Value:	50.00
$5.00 Redemption Amount per unit

Example 2
The Ending Value is 110.00, or 110.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	110.00
$12.30 Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value.

Example 3
The Ending Value is 150.00, or 150.00% of the Starting Value:
Starting Value:	100.00
Ending Value:	150.00

$12.30 Redemption Amount per unit, the principal amount plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value.
In this example, even though the Ending Value greater than the Starting Value by more than the return represented by the Step Up Payment, your return on the notes will be limited to the return represented by the Step Up Payment.

Market-Linked One Look Notes	TS-5

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-8 of product supplement EQUITY SUN-1 and page 1 of the prospectus. We also urge you to consult your investment, legal, tax, accounting, and other advisors as to the risks entailed by an investment in the notes and the suitability of the notes in light of your particular circumstances before you invest in the notes.
Structure-Related Risks
◾	Depending on the performance of the Underlying Fund as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
◾
Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the Underlying Fund or the commodity held by the Underlying Fund.

Market Measure-Related Risks
◾
The sponsor and trustee of the Underlying Fund may adjust the Underlying Fund in a way that may adversely affect the value of the notes and the amount payable on the notes, and these entities have no obligation to consider your interests.

◾
You will have no rights of a holder of the Underlying Fund or the commodity held by the Underlying Fund, and you will not be entitled to receive any shares of the Underlying Fund or the commodity held by the Underlying Fund.

◾
While we, MLPF&S, BofAS or our or their respective affiliates may from time to time own shares of the Underlying Fund or the commodity held by the Underlying Fund, none of us, MLPF&S, BofAS or our or their respective affiliates control the Underlying Fund or have verified any disclosure made by the Underlying Fund.

◾	There are liquidity and management risks associated with the Underlying Fund.
◾
The performance of the Underlying Fund may not correlate with the performance of the commodity held by the Underlying Fund as well as the net asset value per share of the Underlying Fund, especially during periods of market volatility when the liquidity and the market price of the shares of the Underlying Fund and/or the commodity held by the Underlying Fund may be adversely affected, sometimes materially.

◾	If the liquidity of the commodity held by the Underlying Fund is limited, the value of the Underlying Fund and, therefore, the return on the notes, would likely be impaired.
◾	Suspension or disruptions of market trading in the commodity held by the Underlying Fund may adversely affect the value of your notes.
◾	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
◾
The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Fund. See “Description of the Notes — Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-32 of product supplement EQUITY SUN-1.

Valuation- and Market-Related Risks
◾
The initial estimated value of your notes on the pricing date will be less than their public offering price. The difference between the public offering price of your notes and the initial estimated value of the notes reflects costs and expected profits associated with selling and structuring the notes, as well as hedging our obligations under the notes (including, but not limited to, the hedging related charge, as further described under “Structuring the Notes” on page TS-12). Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss and the amount of any such profit or loss will not be known until the maturity date.

◾
The initial estimated value of your notes is based on our internal funding rate. The internal funding rate used in the determination of the initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions (including, but not limited to, the hedging related charge, as further described under “Structuring the Notes” on page TS-12), taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the notes is expected to increase the initial estimated value of the notes and have an adverse effect on the economic terms of the notes.

Market-Linked One Look Notes	TS-6

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
◾
The initial estimated value of the notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions, including BofAS and MLPF&S. The initial estimated value of your notes when the terms of the notes are set on the pricing date is based on our internal pricing models, which take into account a number of variables, typically including the expected volatility of the Market Measure, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the notes and our internal funding rate, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models, including those of BofAS and MLPF&S, and the methodologies used by us to estimate the value of the notes may not be consistent with those of other financial institutions that may be purchasers or sellers of notes in any secondary market. As a result, the secondary market price of your notes, if any, may be materially less than the initial estimated value of the notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change and any assumptions may prove to be incorrect.

◾
The initial estimated value of your notes is not a prediction of the prices at which you may sell your notes in the secondary market, if any exists, and such secondary market prices, if any, will likely be less than the public offering price of your notes, may be less than the initial estimated value of your notes and could result in a substantial loss to you. The initial estimated value of the notes will not be a prediction of the prices at which MLPF&S, BofAS, or our or their respective affiliates or third parties may be willing to purchase the notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the initial estimated value of the notes. Further, as secondary market prices of your notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the notes, as well as hedging our obligations under the notes, secondary market prices of your notes will likely be less than the public offering price of your notes. As a result, the price at which MLPF&S, BofAS, or our or their respective affiliates or third parties may be willing to purchase the notes from you in secondary market transactions, if any, will likely be less than the price you paid for your notes, and any sale prior to maturity could result in a substantial loss to you.

◾
A trading market is not expected to develop for the notes. None of us, MLPF&S, BofAS or our or their respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-Related Risks
◾
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our and their respective affiliates (including trades in the Underlying Fund or the commodity held by the Underlying Fund), and any hedging and trading activities we, MLPF&S, BofAS or our or their respective affiliates engage in for our clients’ accounts, may affect the market value of, and return on, the notes and may create conflicts of interest with you.

◾
There may be potential conflicts of interest involving the calculation agents, one of which is us and one of which is BofAS, as the determinations made by the calculation agents may be discretionary and could adversely affect any payment on the notes.

General Credit-Related Risks
◾
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become unable to meet our financial obligations as they become due, you may lose some or all of your investment.

Tax-Related Risks
◾
The U.S. federal income tax consequences of the notes are uncertain and, because of this uncertainty, there is a risk that the U.S. federal income tax consequences of the notes could differ materially and adversely from the treatment described below in “Supplemental Discussion of U.S. Federal Income Tax Consequences”, as described further in product supplement EQUITY SUN-1 under “Material U.S. Federal Income Tax Consequences — Alternative Treatments”. You should consult your tax advisors as to the tax consequences of an investment in the notes and the potential alternative treatments.

◾
For a discussion of the Canadian federal income tax consequences of investing in the notes, please see the discussion in the prospectus under “Tax Consequences — Canadian Taxation” and in the product supplement EQUITY SUN-1 under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Summary of Canadian Federal Income Tax Consequences”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

Market-Linked One Look Notes	TS-7

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
Additional Risk Factors
Additional Risk Factors Related to the Underlying Fund
The price of the Underlying Fund is linked closely to the price of silver, which may change unpredictably and affect the value of the notes in unforeseeable ways.
The Underlying Fund generally attempts to reflect the price of silver, before fees and expenses, as described below. The price of silver may be influenced by a number of factors that interrelate in complex and unpredictable ways, including, without limitation, supply and demand for silver for use in jewelry, industrial applications or other settings, governmental regulation, geopolitical events, and/or developments or expected developments regarding inflation, interest rates or other economic variables. Any of these factors may lead to negative movements in the price of silver, which may in turn have an adverse effect on the price of the Underlying Fund and the value of your notes.
The Underlying Fund is concentrated in a single commodity.
The Underlying Fund is linked exclusively to the price of silver. Accordingly, the performance of the Underlying Fund will be significantly affected by the market value of only a single commodity. An investment in notes linked to the performance of the Underlying Fund lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. The price of silver may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Underlying Fund is linked to the price of a single commodity, it can carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.
Changes in the methodology used to calculate the silver spot price or changes in laws or regulations, which affect the price of silver, may affect the value of the notes.
Members of the London Bullion Market Association (the “LBMA”) set the fixings of silver (the “spot price”) used to determine the value of silver held by the Underlying Fund, and may adjust the determination of the spot price in a way that adversely affects the value of the notes. In setting the spot price, the LBMA has no obligation to consider your interests. The LBMA may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the spot price. Any change of this kind could cause a decrease in the spot price of silver, which would adversely affect the value of the notes.
In addition, the price of silver could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies, courts, or other official bodies. Any event of this kind could adversely affect the spot price and, as a result, could adversely affect the value of the notes.
The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the silver spot price.
Price movements in the spot price of silver may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts on silver, which have more distant delivery dates than the silver spot price. The prices for these futures contracts may not increase to the same extent as the silver spot price, or may decrease to a greater extent, which may adversely affect the value of the notes.

Market-Linked One Look Notes	TS-8

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
The Underlying Fund
All disclosures contained in this term sheet regarding the Underlying Fund, including, without limitation, its make-up and method of calculation have been derived from publicly available sources, without independent verification. The information reflects the policies of, and is subject to change by, iShares Delaware Trust Sponsor LLC (“iShares Delaware”). iShares Delaware has no obligation to continue to publish, and may discontinue publication of, the Underlying Fund. The consequences of iShares Delaware discontinuing publication of the Underlying Fund are discussed in the section entitled “Description of the SUNs — Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-32 of product supplement EQUITY SUN-1. None of us, the calculation agent, MLPF&S, BofAS or our or their respective affiliates accepts any responsibility for the calculation, maintenance or publication of the Underlying Fund or any successor Underlying Fund.
The iShares® Silver Trust
The Bank of New York Mellon is the trustee of the iShares® Silver Trust (as used herein, “SLV”), and JPMorgan Chase Bank, N.A., London branch is the custodian of the SLV.
The SLV seeks to reflect generally the price of silver before the payment of its expenses and liabilities. The assets of the SLV consist primarily of silver held by the custodian on behalf of the SLV. The SLV issues shares (“Shares”) in exchange for deposits of silver and distributes silver in connection with the redemption of Shares. The Shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.
The SLV issues Shares in blocks of 50,000 Shares (a block of 50,000 Shares is called a “Basket”) to certain authorized participants, on an ongoing basis. Baskets are only issued or redeemed in exchange for an amount of silver determined by the trustee on each day that NYSE Arca is open for regular trading.
The Shares represent units of fractional undivided beneficial interest in and ownership of the assets of the SLV. The SLV is a passive investment vehicle and the trustee of the SLV does not actively manage the silver held by the SLV. The trustee of the SLV sells silver held by the SLV to pay the SLV’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the SLV’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.50% of the NAV of the SLV and is payable monthly in arrears. The trustee of the SLV will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of SLV expenses or liabilities not assumed by iShares Delaware.
The SLV trades under the ticker symbol “SLV” on NYSE Arca, Inc. Information provided to or filed with the SEC by the SLV pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-239613 and 001-32863, respectively, through the SEC’s website at sec.gov. The information on that website about the SLV is not included or incorporated by reference in this document. According to the SLV’s prospectus, the SLV is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act and is not subject to regulation thereunder. The SLV is not a commodity pool within the meaning of the Commodity Exchange Act, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.
Creation and Redemption
The SLV issues and redeems Baskets on a continuous basis. Baskets are only issued or redeemed in exchange for an amount of silver determined by the trustee on each day that NYSE Arca is open for regular trading. No Shares are issued unless the custodian has allocated to the SLV’s account (except for an unallocated amount of silver not in excess of 1,100 ounces), the corresponding amount of silver. At the creation of the SLV, a Basket required delivery of 500,000 ounces of silver. The amount of silver necessary for the creation of a Basket, or to be received upon redemption of a Basket, will decrease over the life of the SLV, due to the payment or accrual of fees and other expenses or liabilities payable by the trust. Baskets may be created or redeemed only by Authorized Participants, who pay the trustee a transaction fee for each order to create or redeem Baskets.
Valuation of Silver; Computation of NAV
On each business day, as soon as practicable after 4:00 p.m. (New York time), the trustee evaluates the silver held by the SLV and determines the NAV of the SLV and the NAV per Share. For purposes of making these calculations, a business day means any day other than a day when NYSE Arca is closed for regular trading. The trustee values the silver held by the SLV using that day’s LBMA Silver Price. LBMA Silver Price is the price per ounce, in U.S. dollars, of unallocated silver delivered in London determined by the ICE Benchmark Administration following an electronic auction consisting of one or more 30-second rounds starting at 12:00 p.m. (London time) on each day that the London silver market is open for business and published shortly thereafter. Once the value of the SLV’s silver has been determined, the trustee subtracts all accrued fees, expenses and other liabilities of the SLV from the total value of the silver and all other assets of the SLV. The resulting figure is the NAV of the SLV. The trustee determines the NAV per Share by dividing the NAV of the SLV by the number of Shares outstanding on the day the computation is made.

Market-Linked One Look Notes	TS-9

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
Historical Data
The following graph shows the daily historical performance of the Underlying Fund on its primary exchange in the period from January 1, 2015 through September 10, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On September 10, 2025, the Closing Market Price of the Underlying Fund was $37.41. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of the Underlying Fund
This historical data on the Underlying Fund is not necessarily indicative of the future performance of the Underlying Fund or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Fund during any period set forth above is not an indication that the price per share of the Underlying Fund is more or less likely to increase or decrease at any time over the term of the notes.
Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Fund.

Market-Linked One Look Notes	TS-10

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
Supplement to the Plan of Distribution (Conflicts of Interest)
Under our distribution agreement, we have appointed TDS, an affiliate of TD, and BofAS as agents for the sale of the notes. TDS will purchase the notes from us, and BofAS will purchase the notes from TDS, each at the public offering price less the indicated underwriting discount indicated on the cover hereof MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount indicated on the cover of this term sheet. Except as described below, BofAS and MLPF&S will offer the notes at the public offering price set forth on the cover page hereof. We or one of our affiliates will also pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will have an adverse effect on the economic terms of the notes.  An affiliate of each of TD and BofAS has an ownership interest in LFT Securities, LLC. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the notes.
We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S, BofAS or our or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’ and BofAS’ (or such other entity’s) trading commissions and mark-ups or mark-downs. MLPF&S and BofAS (or such other entity) may act as principal or agent in these market-making transactions, but is not obligated to engage in any such transactions. At MLPF&S’ and BofAS’ discretion, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed TD’s initial estimated value of the notes for a short, undetermined initial period after the issuance of the notes. Notwithstanding the foregoing, any price offered by us, MLPF&S, BofAS or our or their affiliates for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Underlying Fund and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our or their respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our or their respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
BofAS has informed us that, as of the date hereof, it expects that if you hold your notes in a BofAS account, the value of the notes shown on your account statement will be based on BofAS’ estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than our initial estimated value of the notes.
TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Additionally, TD will receive the net proceeds from the initial public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, this offering of the notes will be conducted in compliance with the provisions of FINRA Rule 5121 and TDS is not permitted to sell the notes to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding TD or for any purpose other than that described in the immediately preceding sentence.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
•
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts, simplified employee pension plans, savings incentive match plan for employees and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Market-Linked One Look Notes	TS-11

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
Structuring the Notes
The notes are our senior unsecured debt securities, Series H, the return on which is linked to the performance of the Underlying Fund. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. Our internal funding rate generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the notes to be more favorable to you. Therefore, due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.
At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Underlying Fund and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS, MLPF&S or one of their affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include MLPF&S, BofAS and one or more of our or their affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Fund, the tenor of the notes and the tenor of the hedging arrangements. The economic terms and initial estimated value of the notes depend, in part, on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors—Conflict-Related Risks” herein and “Use of Proceeds and Hedging” on page PS-24 of product supplement EQUITY SUN-1.

Market-Linked One Look Notes	TS-12

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
Summary of Canadian Federal Income Tax Consequences
For a discussion of the Canadian federal income tax consequences of investing in the notes, please see the discussion in product supplement EQUITY SUN-1 under “Supplemental Discussion of Canadian Tax Consequences” and under “Tax Consequences – Canadian Taxation” in the accompanying prospectus. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined in the prospectus).
Supplemental Discussion of U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” beginning on page PS-44 of product supplement EQUITY SUN-1 and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the notes, and the following discussion is not binding on the IRS. Except as discussed under the heading “Non-U.S. Holders”, this discussion is applicable only to a U.S. holder that acquires notes upon initial issuance and holds its notes as a capital asset for U.S. federal income tax purposes.
U.S. Tax Treatment. Pursuant to the terms of the notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the Underlying Fund. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above characterization. If your notes are so treated, subject to the discussion below regarding Section 1260 of the Code, upon the taxable disposition (including cash settlement) of a note, you generally should recognize gain or loss in an amount equal to the difference between the amount realized on such taxable disposition and your tax basis in the note. Your tax basis in a note generally should equal your cost for the note. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Section 1260. Because the Underlying Fund would be treated as a “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that an investment in the notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. If the notes were treated as a constructive ownership transaction certain adverse U.S. federal income tax consequences could apply (i.e., all or a portion of any long-term capital gain that you recognize upon the taxable disposition of your notes could be recharacterized as ordinary income and you could be subject to an interest charge on any deferred tax liability with respect to such recharacterized gain). Additionally, if Section 1260 of the Code were to apply to the notes, all or a portion of any long-term capital gain that you recognize with respect to the Notes that is not recharacterized as ordinary income would be subject to tax at a special 28% maximum rate that is applicable to “collectibles”. We urge you to read the discussion concerning the possible treatment of the notes as a constructive ownership transaction under “Material U.S. Federal Income Tax Consequences —– Section 1260” in product supplement EQUITY SUN-1.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” on page PS-48 of product supplement EQUITY SUN-1.
Except to the extent otherwise required by law, TD intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in product supplement EQUITY SUN-1, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Market-Linked One Look Notes	TS-13

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations on their investments in the notes.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect securities that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to FATCA, discussed below, you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Gain realized from the taxable disposition of a note generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends or other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Market-Linked One Look Notes	TS-14

Market-Linked One Look Notes Linked to the iShares® Silver Trust due November , 2026
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

Where You Can Find More Information
We have filed a registration statement (including a product supplement and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

Market-Linked One Look Notes	TS-15